Exhibit 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated January 26, 2016 to the prospectus dated August 5, 2014 relating to securities issued pursuant to Registration Statement No. 333-197576 of Export Development Canada.

/s/ Stikeman Elliot LLP
Stikeman Elliott LLP

February 1, 2016